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                                                              Exhibit 10.5

                              EMPLOYMENT AGREEMENT
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            THIS EMPLOYMENT AGREEMENT is made on _________,1998 between Penton
Media, Inc., a Delaware corporation (the "COMPANY"), and John J. Meehan ("EXECUTIVE").

            This Employment Agreement is entered into as a condition precedent to the consummation of the transactions contemplated in a Combination Agreement dated as of May 21, 1998 by and among the Company, Executive and other parties (the "COMBINATION AGREEMENT"). Pursuant to the Combination Agreement, Donohue Meehan Publishing Company, an Illinois corporation, is being merged with and into D-M Acquisition Corp., an Illinois corporation wholly-owned by the Company that is changing its name to Donohue Meehan Publishing Company in connection with the merger. The corporation surviving the merger as Donohue Meehan Publishing Company is referred to herein as "D.M. PUB."; the original Donohue Meehan Publishing Company is referred to herein as "D.M. PUB.'S PREDECESSOR".

            In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. EMPLOYMENT. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning at the Effective Time (as defined in the Combination Agreement) and ending on the second anniversary of the Effective Time (the "EMPLOYMENT PERIOD").

            2.    POSITION AND DUTIES.

            (a) During the Employment Period, Executive shall serve as the Executive Vice President of D.M. Pub., and shall have the normal duties, responsibilities and authority of an executive serving in such position, under the direction of the Board of Directors of the Company (the "BOARD"), the Chief Executive Officer and the Chief Operating Officer of the Company and the Board of Directors of D.M. Pub.

            (b) Until the Company's 2000 annual meeting of stockholders, Executive shall serve as a director of the Company.

            (c) Executive shall report to the Chief Operating Officer of the Company.

            (d) During the Employment Period, Executive shall devote his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity and, provided such activities do not exceed those in which Executive has engaged in the past while serving as the Executive Vice President of D.M. Pub.'s predecessor, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of D.M. Pub.; provided that the Company may require Executive to devote up to 10% of his business time to the business and affairs of the Company and its other subsidiaries





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and affiliates.  Executive shall perform his duties and  responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

            (e) Executive shall be based at a location in, and shall perform his duties and responsibilities principally in, the Philadelphia metropolitan area, and shall not be required to travel outside that area significantly more extensively than he has done in the past in the ordinary course of the business of D.M. Pub.'s predecessor.

            (f) Nothing contained in this Paragraph 2 shall constitute a waiver by either the Company or Executive of any of the provisions of Section 2.4
(g)(iv) of the Combination Agreement.

            3.    COMPENSATION AND BENEFITS.

            (a) SALARY. The Company agrees to pay Executive a salary during the Employment Period, in semimonthly installments. Executive's salary shall be $250,000 per annum.

            (b) BONUS. If, based on the final determinations of the Surviving Corporation's Pre- Tax Profits for 1998 and 1999 pursuant to Section 2.4 of the Combination Agreement, the total Contingent Cash Payments which the D-M Shareholders, in the aggregate, would have become entitled to receive pursuant to Section 2.4(g)(i) of the Combination Agreement would have exceeded $4.0 million had there been no $4.0 million limitation on the total amount of such Contingent Cash Payments, the Company shall pay to Executive, on the date on which the Employment Period is scheduled to end, an amount equal to (x) one-half of such excess divided by (y) four and one-half. Notwithstanding the foregoing:
(i) the amount of the bonus shall not exceed $114,000 and (ii) if any event described in clause (B) of the final sentence of Section 2.4(g)(i) of the Combination Agreement occurs, the amount of the bonus shall be $114,000. (Thus, for example, if the total amount of Contingent Cash Payments which the D-M Shareholders, in the aggregate, become entitled to receive is less than $4.0 million, the amount of the bonus will be zero dollars, and if the total amount of Contingent Cash Payments which the D-M Shareholders, in the aggregate, become entitled to receive is $4.0 million but such total amount would have been $5.026 million but for the $4.0 million limitation, the amount of the bonus will be $114,000). For purposes of this Agreement, any bonus will be deemed earned on (but not until) the date on which the Employment Period is scheduled to end.

            (c) EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses.

            (d) STANDARD BENEFITS PACKAGE. In addition to the salary and any bonus earned, Executive shall be entitled during the Employment Period to participate in the Company's standard benefits package in effect from time to time, on the same basis (including sharing of costs) as other executives of the Company having principal responsibility for magazines comparable in profit


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contribution to those for which Executive has principal responsibility; provided that (i) any awards made to Executive under the Penton 1998 Stock Awards Plan
(as defined in the Combination Agreement) prior to January 1, 2000 (or, if earlier, the occurrence of any event described in clause (B) of the final sentence of Section 2.4(g)(i) of the Combination Agreement) shall be limited to non-qualified options and (ii) Executive shall be entitled to vacation at the rate of four weeks per calendar year. In order to be provided such employee benefits (other than vacation), Executive shall satisfy such requirements for eligibility and coverage as may be in force from time to time during the Employment Period taking into account the provisions of the second sentence of
Section 7.8(i) of the Combination Agreement.

            4.   TERMINATION.

            (a) Notwithstanding Paragraph 1 hereof, the Employment Period shall end early upon the first to occur of any of the following events:

                 (i)   Executive's death;

                 (ii) the Company's termination of Executive's employment on account of Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months ("TERMINATION FOR DISABILITY");

                 (iii) the Company's termination of Executive's employment for
                       Cause ("TERMINATION FOR CAUSE");

                 (iv) the Company's termination of Executive's employment other than a Termination for Disability or a Termination for Cause ("TERMINATION WITHOUT CAUSE"); or

                 (v) Executive's termination of Executive's employment for Good Reason, by means of written notice to the Company identifying such termination as a Termination by Executive for Good Reason ("TERMINATION BY EXECUTIVE FOR GOOD REASON").

            (b) For purposes of this Agreement, "CAUSE" shall mean:

                 (i)   the commission by Executive of a felony;

                 (ii) the commission by Executive of any act involving fraud or dishonesty with respect to the Company or any of its subsidiaries or affiliates which causes harm or damage material to them as a whole;




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                 (iii) gross negligence or willful misconduct by Executive
                       related to his duties and responsibilities hereunder which causes harm or damage material to the Company and its subsidiaries and affiliates as a whole;

                 (iv) repudiation of this Agreement by Executive or Executive's abandonment of his employment with the Company (it being expressly understood that a Termination by Executive for Good Reason shall not constitute such repudiation or abandonment);

                 (v) breach by Executive of any of the agreements in Paragraph 7 hereof; or

                 (vi) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Executive from the Company.

            (c) For purposes of this Agreement, "GOOD REASON" shall mean any breach by the Company of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Executive.

            5.   POST-EMPLOYMENT PERIOD PAYMENTS.

            (a) If the Employment Period ends on the date on which it is scheduled to end, or if the Employment Period ends early for any reason, Executive shall thereafter be entitled to (and only to):

                 (i) any salary or bonus which has been earned but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any vacation days which have accrued but are unused and unexpired under the Company's vacation policy, as of the end of the Employment Period;

                 (ii) any plan benefits which by their terms extend beyond termination of Executive's employment;

                 (iii) any benefits to which Executive is entitled under the
                       Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); and

                 (iv) any other amount(s) payable pursuant to the succeeding provisions of this Paragraph 5.

                 (b) In the event of Executive's death during the Employment Period, the Company shall pay to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him) amounts equal to the amounts Executive would have received as salary and bonus had the Employment Period remained in effect until the date on which it was scheduled to end, at the times such amounts would have been paid.



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                 (c) If the Employment Period ends early on account of
Termination for Cause: (i) the Company shall pay Executive an amount equal to that Executive would have received as salary had the Employment Period remained in effect until the later of the effective date of the Company's termination of Executive's employment or the date thirty days after the Company's notice to Executive of such termination; and (ii) the Company shall pay to Executive an amount equal to any amount Executive would have received as bonus had the Employment Period remained in effect until the date on which it was scheduled to end, reduced to the fraction thereof of which the numerator is the number of days during the Employment Period which have elapsed as of the end of the Employment Period and the denominator is 731, at the time such amount would have been paid.

                 (d) If the Employment Period ends early on account of a Termination without Cause or a Termination by Executive for Good Reason, the
Company: (i) shall pay to Executive amounts equal to the amounts Executive would have received as salary and bonus had the Employment Period remained in effect until the date on which it was scheduled to end, at the times such amounts would have been paid, less payments, if any, to which Executive is entitled during the payment period under any disability benefit plan or the like in which Executive has participated as an employee of the Company; and (ii) shall permit Executive to participate, until the date on which the Employment Period was scheduled to end, in any medical, dental and life insurance programs included in the Company's standard benefits package in effect from time to time, on the same basis (including sharing of costs) as other executives of the Company having principal responsibility for magazines comparable in profit contribution to those for which Executive had principal responsibility at the end of the Employment Period, in the case of each of such programs to the extent participation by a former employee is permitted by the terms thereof. It is expressly understood that the Company's payment obligations under this (d) shall cease in the event Executive breaches any of his agreements in Paragraph 6 or 7 hereof.

                 6. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by D.M. Pub.'s predecessor prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "CONFIDENTIAL INFORMATION") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that during the Employment Period and for three years thereafter he shall not disclose any Confidential Information without the prior written consent of the Chief Executive Officer of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chief Executive Officer of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof)



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relating to the Confidential Information, or to the work product or the business of the Company or any of its subsidiaries or affiliates, which he may then possess or have under his control.

                 7.    NON-COMPETE, NON-SOLICITATION.

                 (a) Executive acknowledges that in the course of his employment with the Company he will become familiar, and during the course of his employment by D.M. Pub.'s predecessor prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

                 (b) Executive agrees that during the Employment Period and for a period of three years after termination of his employment with the Company he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, anywhere in the world, the publishing or production of any Business Information Product (as defined in the Combination Agreement) that competes with a Business Information Product being published or produced by the Company or any of its subsidiaries or affiliates when the Employment Period ends.

                 (c) Executive further agrees that during the Employment Period and for three years thereafter he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his/her employ.

                 (d) Nothing in this Paragraph shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or
(ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

                 (e) If, at the time of enforcement of this Paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                 (f) The provisions of (b) of this Paragraph shall not apply following a Termination without Cause or a Termination by Executive for Good Reason.

                 8. ENFORCEMENT. Because Executive's services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of Paragraph 6 or 7



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hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its permitted successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

                 9. EXECUTIVE REPRESENTATIONS. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) with the exception of the Combination Agreement, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

                 10. SURVIVAL. Subject to any limits on applicability contained therein, Paragraphs 6, 7 and 8 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

                 11. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                 Notices to Executive:

                 John J. Meehan
                 68 Briarwood Drive
                 Holland, Pennsylvania 18966

                 Notices to the Company:

                 Thomas L. Kemp
                 Chief Executive Officer
                 Penton Media, Inc.
                 1100 Superior Avenue
                 Cleveland, Ohio 44114

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

                 12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of



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this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                 13. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective upon the commencement of the Employment Period supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                 14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

                 15. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to: (i) any subsidiary or affiliate of the Company in the event all or any substantial part of the business to which Executive's duties under this Agreement relate are transferred thereto on or after January 1, 2000 and (ii) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets; in each case provided such transferee or successor assumes the liabilities of the Company hereunder.

                 16. CHOICE OF LAW. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

                 17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                      PENTON MEDIA, INC.


                                       By ___________________________
                                          Thomas L. Kemp
                                          Chief Executive Officer




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                                              EXECUTIVE



                                             By ___________________________
                                                John J. Meehan



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